Exhibit 99.2

ORDINARY SHARE PURCHASE WARRANT

PRANA BIOTECHNOLOGY LIMITED.

Warrant Shares: 539,811,066	Initial Exercise Date: June 8, 2019
Issue Date: April 8 2019	Termination Date (last exercise date): December 19, 2019

THIS ORDINARY SHARE PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Life Biosciences LLC or its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after June 8, 2019 (the “Initial Exercise Date”) and on or prior to the close of business on December 19, 2019 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Prana Biotechnology Limited, a corporation incorporated under the laws of the state of Victoria and listed on the Australian Securities Exchange (“ASX”) (the “Company”), up to 539,811,066 fully paid ordinary shares of the Company (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of one ordinary share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). The Company shall, on the date of execution of this Warrant, inform the ASX of the issue of the Warrant under the ASX Listing Rules (including but not limited to by filing a compliant Appendix 3B).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated December 21, 2018, by and between the Company and Life Biosciences LLC.

Section 2. Exercise.

a) Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy (or email attachment) of the Notice of Exercise in the form annexed hereto (a, “Notice of Exercise”). Within two (2) Trading Days following the date of exercise as aforesaid the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer of cleared and available funds, an Australian currency bank cheque drawn on an Australian branch of an Australian bank, or if delivered to an account of the company held with a US bank a cashier’s check drawn on a United States federal clearing bank. If payment is not made in Australian currency, unless otherwise agreed between the Company and the Holder before the exercise of the Warrant, the maximum number of Warrant Shares to be issued in response to a Notice of Exercise will be the lesser of the number specified in the Notice of Exercise or by dividing the Australian dollar equivalent received by (or on the basis set out in the attached form of Notice of Exercise would have been received by) the Company of the non-Australian currency payment by the Issue Price (denominated in Australian dollars). In the event that the preceding sentence would result in fewer than the number of Warrant Shares stated in the Note of Exercise being issued, the Company will issue the full number of Warrant Shares stated in the Notice of Exercise if the Holder undertakes in writing to pay the Company the difference in the Australian dollar amounts within fifteen business days. Similarly, the Company will reimburse any money paid in excess of the aggregate Exercise Price to the Holder within three business days. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per ordinary share under this Warrant shall be A$0.045, subject to adjustment hereunder (the “Exercise Price”).

c) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. As soon as practicable (and in any event within 5 ASX trading days or such shorter period as the ASX Listing Rules may require) following the receipt of a valid Notice of Exercise and the applicable exercise in accordance with Section 2(a) the Company shall cause the Warrant Shares purchased hereunder to:

A.          if the ordinary shares of the Company are at that time trading on the ASX, be issued to the Holder and in connection with the issue of the Warrant Shares:

a.           apply for quotation of the Warrant Shares on ASX (including but not limited to filing a compliant Appendix 3B);

b.           to the extent the Company is permitted to do so, give to ASX a notice pursuant to section 708A(5)(e) of the Corporations Act 2001 (Cth) (“Corporations Act”) in respect of the Warrant Shares. If section 708A(5) of the Corporations Act is amended or replaced by a provision having similar effect, the Company must comply with any such amended or replacement provision to the extent necessary to ensure that the Warrant Shares may be freely traded on the ASX. If the Company cannot comply with the requirements of section 708A(5) of the Corporations Act (or any equivalent provision) for any reason, the Company must, at its own expense, promptly do everything necessary or appropriate to ensure that the Warrant Shares are validly issued and able to be freely traded on the ASX in compliance with the requirements of the ASX Listing Rules and the Corporations Act, including the preparation and issue of a disclosure document covering the issue of the Warrant Shares (and pursuant to which the Holder will be deemed to have applied for the Warrant Shares being issued) as is otherwise contemplated under Chapter 6D of the Corporations Act; and

c.           procure that a “holding statement” is sent to the Holder in respect of the Warrant Shares in the usual manner of issuing such statements to new holders of securities of the Company; or

B.           if the ordinary shares of the Company are not being traded on any Trading Market as at the date of receipt of the Notice of Exercise, issue and deliver a share certificate to the Holder in respect of the Warrant Shares in the usual manner of issuing share certificates to new holders of securities of the Company.

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The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant and which the parties agree and confirm is not and will not be evidence of or imply a re-grant or a new or further grant of Warrants or other rights to acquire ordinary shares.

iii. Reliance on exception to section 606 of the Corporations Act. For the avoidance of doubt, where the Holder relies or is able to rely on an exception to section 606 of the Corporations Act to exercise the Warrant (or part thereof) without the need for further approval by the Company’s shareholders, the Holder may only exercise the Warrant strictly in accordance with that exception. The Company will have no obligations including but not only to issue Warrant Shares if the Holder or any transferee ceases to be a person to whom Warrant Shares can be issued without disclosure under Chapter 6D of the Corporations Act or is unable to exercise the Warrant (or part of it) if a further shareholder approval would be required due to the Holder or its associates having acquired additional ordinary shares which would result in the relevant interests of the Holder and its associates exceeding the maximum relevant interests authorized by the relevant Stakeholder Approval received before, and as a pre-condition under the Purchase Agreement for, the issue of the Warrants or a transferee and/or its associates being a person or persons for whom such an approval would be required.

iv. Rescission Rights. If the Company fails to issue the Warrant Shares or to cause the transfer agent to transmit to the Holder the Warrant Shares (as applicable) pursuant to Section 2(c)(i)(B) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder (provided any named recipient is a person to whom the Warrant could have been transferred as set out in Section 4(a)); provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for processing of any Notice of Exercise and (if applicable under Section 2(c)(i)(B)) all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Warrant Shares.

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vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

viii. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

Section 3. Certain Adjustments.

If the Company’s ordinary shares are admitted to official quotation on ASX at the relevant time, any adjustments to be made pursuant to this section 3 must be in accordance with the ASX Listing Rules applying at the time, and this Warrant must be varied to the extent necessary to comply with the ASX Listing Rules applying at the time or requirements of ASX in respect of any adjustments, applied consistently to this Warrant and ordinary shares in a manner which does not confer on the Holder any benefits which are not also conferred on the holders of ordinary shares.

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(a)          Pro Rata Issues under the ASX Listing Rules. If the Company, at any time while this Warrant is outstanding and it remains listed on the ASX, makes a Pro-Rata Issue (except a bonus issue) (as those terms are defined in the Listing Rules) to holders of ordinary shares, the Exercise Price of each Warrant will be reduced with the new exercise price of each Warrant to be calculated in accordance with the following formula:

where:

NP = the new exercise price of the Warrant

OP = the old exercise price of the Warrant

E = the number of Warrant Shares into which one Warrant is exercisable (issued ordinary shares are admitted to official quotation on ASX)

P = the volume weighted average market price (that term is used the ASX Listing Rules) per ordinary share of the underlying ordinary shares calculated over the five (5) ASX trading days ending on the day before the ex rights date or ex entitlements date

S = the subscription price for an ordinary share under the Pro Rata Issue

D = the dividend due but not yet paid on the existing ordinary shares (except those ordinary shares to be issued under the Pro Rata Issue)

N = the number of ordinary shares with rights or entitlements that must be held to receive a right to one new ordinary share

No change will be made to the number of Warrant Shares to which the Holder is entitled.

(b)          Bonus Issues under the ASX Listing Rules.         If the Company, at any time while this Warrant is outstanding and it remains listed on the ASX makes an issue to its shareholders which is a bonus issue as that term is defined in the ASX Listing Rules (a “Bonus Issue”), the number of Warrant Shares will be increased by the number of bonus shares that the Holder would have received if the Warrant had been exercised prior to the record date for the Bonus Issue and no change will be made to the Exercise Price.

(c)          Reconstructions to be in accordance with the ASX Listing Rules. If at any time while this Warrant is outstanding and the Company remains listed on the ASX the issued capital of the Company is reconstructed (including by consolidation or subdivision, or by a reduction or return of capital), the number of Warrants or the Exercise Price or both shall be reconstructed and the rights of the Holder are to be changed in a manner consistent with the Corporations Act and the ASX Listing Rules applying to a reorganization of capital at the time of the reconstruction. Each other provision of this Warrant concerning changes to the Exercise Price or number of Warrant Shares into which a Warrant converts upon exercise shall be read subject to, and with the explicit objective of achieving the satisfaction of, this provision.

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d)           Other Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding and it is not listed on the ASX: (i) pays a stock dividend or otherwise makes a distribution or distributions on its ordinary shares or any other equity or equity equivalent securities payable in ordinary shares (which, for avoidance of doubt, shall not include any ordinary shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding ordinary shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding ordinary shares into a smaller number of shares, or (iv) issues by reclassification of ordinary shares any shares of capital stock of the Company, then, in the case of:

(1)    a subdivision of ordinary shares into a larger number of shares, the number of Warrants must be subdivided in the same ratio as the ordinary shares and the Exercise Price must be amended in inverse proportion to that ratio;

(2)    a consolidation of outstanding shares of ordinary shares into a smaller number of shares, the number of Warrants must be consolidated in the same ratio as the ordinary shares of the Company; and the Exercise Price must be amended in inverse proportion to that ratio;

(3)    the Company making a distribution or distributions on shares of its ordinary shares or any other equity or equity equivalent securities payable in shares of ordinary shares, the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of ordinary shares outstanding immediately before such event and of which the denominator shall be the number of shares of ordinary shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged (it being the intention that such calculation will not result in any benefits being received by the Holder which are not received by other holders of ordinary shares and the purpose of such adjustment being to maintain the economic position of the Holders of the Warrants relative to other holders of ordinary shares).

Notwithstanding the foregoing terms of this Section 3(d), to the extent required under the Listing Rules or the Corporations Act, any adjustments to the Warrants under this provision will be subject to rounding of entitlements as sanctioned by a meeting of holders of its Ordinary Shares approving the event triggering such adjustment.

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (including, without limitation, the exchange of Ordinary Shares in the Company for ordinary shares of a new company that will become the new parent company of the Company and replace it as the entity listed on ASX or another exchange) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any cash consideration or cash equivalent to the cash value of any other form of consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Any such successor or surviving entity shall be deemed to be required to comply with the provisions of this Section 3(e) and shall insure that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest 1/100th of a cent or (subject to rounding as provided for in Section 2(c)(v)) a share, as the case may be.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by post or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the ordinary shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the ordinary shares, (C) the Company shall authorize the granting to all holders of the ordinary shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, or (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the ordinary shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the ordinary shares are converted into other securities, cash or property, then, in each case, the Company shall cause to be delivered by post or email to the Holder at its last street or email address as it shall appear upon the Warrant Register of the Company at the time required by the ASX Listing Rules or Corporations Act or by a requirement of ASX or the Australian Securities and Investments Commission (“ASIC”), as applicable, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the ordinary shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the ordinary shares of record shall be entitled to exchange their ordinary shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the time required by the ASX Listing Rules or Corporations Act or by a requirement of ASX or ASIC, as applicable, except as may otherwise be expressly set forth herein.

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Section 4. Transfer of Warrant.

a) Transferability. Subject to the transferee being a person to whom the Warrant can be transferred and by whom this Warrant can be exercised and to whom Warrant Shares issued in accordance with applicable law and without requiring the Company to lodge a prospectus or obtain any further shareholder approvals, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any stamp duty or transfer taxes payable upon the making of such transfer. Upon such surrender and such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within five (5) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Warrant full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company or its share registrar for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof and issue of Warrant Shares as set forth in Section 2(c)(i), except as expressly set forth in Section 3.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

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d) Authorized Shares. The Company covenants that all Warrant Shares will upon issue be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue or restrictions imposed by an Applicable Law). The Company further covenants that as at the initial date of issue of this Warrant it is in compliance with all material applicable laws (including, without limitation, the continuous disclosure provisions in the Corporations Act and the ASX Listing Rules) and it is not withholding any information from public disclosure in reliance on ASX Listing Rule 3.1A that has not been disclosed to the Holder in writing prior to the date of this Warrant. The Company further covenants that it will do all things required by ASX to maintain the admission of the Company to the official list of ASX (“listing”). The Company further covenants that approval by the Company’s shareholders has been obtained for the purposes of item 7 of section 611 of the Corporations Act and therefore is not required for the purposes of ASX Listing Rule 7.1 or (if applicable) ASX Listing Rule 10.11 and for all other purposes to allow the issue of Warrant Shares on exercise of the purchase rights represented by this Warrant provided that the exercise of the Warrant will not result in the Purchaser or its associates obtaining a relevant interest in voting shares in excess of that authorized by the aforesaid approval by the Company’s shareholders or as otherwise permitted by section 611 of the Corporations Act, without the need for any further approval(s) by the Company’s shareholders.

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws. However, subject to any transferee being a person to whom the Warrant can be transferred as set out in Section 4(a), no restrictions under Chapter 6D of the Corporations Act shall apply to Warrant Shares on and from their issue.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder or the Company shall operate as a waiver of such right or otherwise prejudice the Holder’s or the Company’s respective rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

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h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any ordinary shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to Section 4(a) and applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the Company and the Holder have each caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

PRANA BIOTECHNOLOGY LIMITED

By:	/s/ Geoffrey Kempler
Name:	Geoffrey Kempler
Title:	Director

By:	/s/Peter Marks
Name:	Peter Marks
Title:	Director

NOTICE OF EXERCISE

TO: Prana Biotechnology Limited

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the Warrant dated ___________________________ 201…. (only if exercised in full: attached hereto) (the “Warrant”) , and tenders herewith (or has transferred in accordance with the terms of the Warrant) payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of Australia;

☐ the equivalent amount in lawful money of the United States so that the actual amount received by the Company is equal to the amount calculated by multiplying the Exercise Price (denominated in Australian currency) by the number of Warrant Shares which the Warrant is issued; or

☐ a wire transfer of cleared and available funds in accordance with Section 2(a) of the Warrant.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)

The Holder warrants for the benefit of the Company that the above named assignee is a person to whom the Warrant can be transferred as set out in Section 4(a) of the Warrant.

Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

The above named assignee covenants for the benefit of the Company and the Holder that it will be bound by and observe the terms of the Warrant and warrants that it is a person to whom the Warrant can be transferred as set out in Section 4(a) of the Warrant. The assignee will provide written evidence of being so eligible upon request by the Company.

Dated: _______________ __, ______
Assignee’s Signature: